As filed with the Securities and Exchange Commission on January 4, 2005 Registration No. 333-115113

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

DRUGMAX, INC.

(Exact name of registrant as specified in its charter)

NEVADA	5122	34-1755390
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

312 Farmington Avenue

Farmington, CT 06032-1968

(860) 676-1222

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Edgardo Mercadante

Chairman and Chief Executive Officer

DrugMax, Inc.

312 Farmington Avenue

Farmington, CT 06032-1968

(860) 676-1222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Suite 2800

Tampa, Florida 33602

Attention: Gregory C. Yadley, Esq.

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

i

PROSPECTUS

DRUGMAX, INC.

1,000,000 SHARES OF COMMON STOCK

DrugMax, Inc. is registering 1,000,000 shares of its common stock for resale by the selling stockholders identified on page 9 of this prospectus. The shares may be offered through public or private transactions, at prevailing market prices or at privately negotiated prices. DrugMax will not receive any portion of the proceeds from the sale of these shares.

DrugMax’s common stock is quoted on the Nasdaq SmallCap Market under the symbol “DMAX.”

On December 30, 2004, the last reported closing price of the common stock on the Nasdaq SmallCap Market was $3.37 per share.

Our principal executive offices are located at 312 Farmington Avenue, Farmington, CT 06032, and our telephone number is (860) 676-1222.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE DRUGMAX COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 4, 2005.

RECENT DEVELOPMENTS

On March 18, 2004, DrugMax, Inc. sold 1,000,000 shares of its common stock in a private placement to accredited investors for $3.21 million. The expenses related to this offering approximated $360,000. Maxim Group LLC, a New York-based investment firm, acted as the placement agent for DrugMax in the private placement. Net proceeds were used for working capital and general corporate purposes. The private placement was made under an exemption from the registration requirements of the Securities Act of 1933, as amended, and the investors purchasing shares in the private placement may not offer or sell the securities sold in the offering in the absence of an effective registration statement or exemption from registration requirements. DrugMax is filing the registration statement of which this prospectus is a part in order to register the resale of the shares sold in the private placement, as is required by the subscription agreements between the investors and DrugMax.

On November 12, 2004, DrugMax, Inc. and Familymeds Group, Inc. completed their previously announced merger, pursuant to which Familymeds was merged with and into DrugMax, with DrugMax as the surviving entity. A copy of the Agreement and Plan of Merger by and between Familymeds and DrugMax, dated March 19, 2004, as amended July 1, 2004 and October 11, 2004, was filed with the Securities and Exchange Commission, as an appendix to DrugMax’s definitive proxy statement on Schedule 14A, on October 12, 2004. In this prospectus, we will refer to the merger between Familymeds and DrugMax as the “merger.”

In the merger, the shareholders of Familymeds (along with certain Familymeds warrant holders and note holders) received an aggregate of 10,470,507 shares of DrugMax common stock along with warrants to purchase an additional 3,500,090 shares of DrugMax common stock. The exercise price of the warrants is $2.61 per share. In addition, in connection with the merger, DrugMax issued an aggregate of 663,675 shares of restricted DrugMax common stock, along with options to purchase an additional 1,646,842 shares of DrugMax common stock, to certain employees and directors of Familymeds. The exercise price of the stock options is $0.57 per share. As a result, the pre-merger DrugMax stockholders as a group, owned approximately 40%, and Familymeds stockholders, employees and directors, as a group, owned approximately 60%, of the issued and outstanding shares of DrugMax immediately after the merger, assuming the vesting of all restricted shares and the exercise of all stock options and warrants issued in connection with the merger. For accounting purposes, Familymeds is deemed to be the acquirer due to the post-merger ownership percentage of the former Familymeds stockholders and pre-merger DrugMax stockholders. Accordingly, in future filings, financial statements presented for periods prior to the date of the merger will be those of Familymeds and periods presented after the merger will reflect the financial position and results of operations of the newly combined company.

On December 9, 2004, DrugMax entered into a Second Amended and Restated Credit Agreement, among DrugMax, its wholly-owned subsidiaries (Familymeds, Inc., Valley Drug Company, Valley Drug Company South), General Electric Capital Corporation, as lender and as agent for lenders, and the other lenders that become signatories to the credit agreement from time to time. The credit agreement provides a $65 million senior collateralized revolving credit facility. Available credit under the facility is based on eligible receivables, inventory and prescription files, as defined in the agreement, and the $65.0 million of maximum availability is reduced by $5.5 million of availability. The credit agreement requires compliance with certain restrictive covenants including, but not limited to, minimum EBITDA, maximum capital expenditures, minimum net worth, minimum inventory turnover, maximum trade receivable days sales outstanding and maximum accounts payable days outstanding. Interest on the revolving line of credit is calculated at an adjusted monthly LIBOR index rate plus an applicable LIBOR margin (as defined in the agreement). The credit agreement terminates on December 9, 2007. In conjunction with entering into the Second Amended and Restated Credit Facility, Familymeds’ $4 million term loan and related paid-in-kind interest of $0.8 million was repaid to General Electric Capital Corporation, and, in addition, the credit facility in place with DrugMax at the time of the merger with Familymeds was terminated and the $11.3 million balance then outstanding was repaid to Congress Financial Corporation.

On December 2, 2004, for an aggregate purchase price of $17 million, DrugMax sold to certain qualified institutional buyers and accredited investors an aggregate of 17,000 shares of DrugMax series A convertible redeemable preferred stock, which shares are convertible into an aggregate of 4,594,591 shares of DrugMax’s common stock, based upon an initial conversion price of $3.70 per share. The conversion price is subject to anti-dilution adjustment. In addition, the investors received warrants to purchase an aggregate of 1,378,374 shares of common stock of DrugMax with an exercise price of $4.25 per share. The warrants expire on the fifth anniversary of the closing. The holders of the series A preferred stock are entitled to receive cumulative dividends, before any dividends are paid to the common stockholders, at the rate per share of 7% per annum until the fourth anniversary, 9% per annum from the fourth anniversary of the closing until the fifth anniversary, 11% per annum from the fifth anniversary of the closing until the sixth anniversary and 14% per annum thereafter. Except as provided in the certificate of designation creating the shares, the shares of series A preferred stock do not have any voting rights. If DrugMax meets certain equity conditions, DrugMax may at its option force the holders to convert their series A preferred stock at the then applicable conversion price. Furthermore, after the fourth anniversary of the closing, provided DrugMax has satisfied the equity conditions, DrugMax may at its option redeem the series A preferred stock. If the redemption date occurs following the fourth anniversary of the closing but prior to the fifth anniversary, the redemption price shall be $1,200 per share plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A preferred stock. If the redemption date occurs on or following the fifth anniversary of the closing but prior to the sixth anniversary, the redemption price shall be $1,100 per share plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A preferred stock. If the redemption date occurs on or following the sixth anniversary of the closing, the redemption price shall be $1,050, plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A preferred stock. Upon any liquidation, dissolution or winding-up of DrugMax, whether voluntary or involuntary, the holders of the series A preferred stock are entitled to receive out of the assets of DrugMax, $1,000 for each share of series A preferred stock plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any junior securities, including the common stock. In connection with the sale of the series A preferred stock, DrugMax agreed to register the resale of the shares of common stock issuable upon the conversion of the series A preferred stock and the exercise of the warrants. The registration statement is required to be filed with the Securities and Exchange Commission within 30 days of the closing, which occurred on December 2, 2004. DrugMax is required to use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 (the “Act”) as promptly as possible after the filing thereof, and to use its best efforts to keep the registration statement continuously effective under the Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k). The aggregate underwriting discount and/or commissions payable in connection with the private placement was $1,020,000.

RISK FACTORS

An investment in DrugMax involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in DrugMax. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

We may fail to realize all of the anticipated benefits of the merger.

The value of the combined company following the merger and the benefits of the merger principally depend on the successful integration of DrugMax and Familymeds and the implementation of our business plan. We believe merging the two companies and thus vertically integrating DrugMax’s wholesale operations with Familymeds’ retail operations will reduce the aggregate expenses for the combined company while increasing our revenues and margins. However, there is little business precedent for the integration of a pharmaceutical wholesaler, such as DrugMax, and a retail pharmacy chain, such as Familymeds, and therefore, while management believes there are significant benefits to the merger, our ability to capitalize on these opportunities is uncertain. We may fail to realize some or all of the anticipated revenue opportunities, cost savings and other benefits of the transaction as a result of, among other things, vendor constraints, unanticipated costs, deterioration in the U.S. economy and other factors. In addition, the integration of our business and operations, including systems conversions, may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results. There can be no assurance that we will be able to successfully integrate Familymeds and DrugMax. If we fail to achieve our business plan or are delayed in doing so, our results of operations and financial condition would be materially adversely affected.

If not managed efficiently, our rapid growth may divert management’s attention from the operation of our business which could hinder our ability to operate successfully.

Our growth (including as a result of the merger) will place significant demands on our managerial and operational resources. Our failure to manage our growth efficiently may divert management’s attention from the operation of our business and render us unable to keep pace with our customers’ demands.

We have a history of losses and negative cash flow; our independent registered public accounting firm has issued an opinion with an explanatory paragraph discussing the substantial doubt about our ability to continue as a going concern.

Familymeds, the accounting survivor in the merger, incurred net losses of $3.6 million, $12.2 million and $10.1 million for the nine months ended September 25, 2004 and for the years ended December 27, 2003 and December 28, 2002, respectively. As of September 25, 2004 and December 27, 2003, Familymeds had a stockholders’ deficit of $141.7 million and $133.9 million, respectively. The opinion from the independent registered public accounting firm on Familymeds’s financial statements as of December 27, 2003 and for the year then ended was modified with respect to the substantial doubt surrounding Familymeds’s ability to continue as a going concern. While we believe that the merger offers the combined company a greater opportunity than either DrugMax or Familymeds individually would have to improve its financial position, for the reasons discussed above there can be no assurance that we will be able to integrate the two companies or that the anticipated benefits of the merger will be realized. If we fail to integrate the two companies, achieve our new business plan, realize some or all of the anticipated revenue opportunities or cost savings and other benefits of the merger, or if the costs of the merger or the integration exceeds what is anticipated, our working capital and financial condition will be materially negatively impacted and we may not be able to continue as a going concern.

Our plan to increase our sales of higher margin products may be unsuccessful.

Over the past decade, participants in the wholesale pharmaceutical distribution industry have experienced declining gross and operating margin percentages. In addition, brand name drug manufacturers recently have started to require drug wholesalers to reduce or eliminate forward buying, a strategy pursuant to which wholesalers purchase products in anticipation of price increases. Further, brand manufacturers are reducing the number of buy-in programs that they are offering. Buy-in programs are special opportunities provided by manufacturers to purchase greater-than-normal quantities at reduced prices. Both of these trends may result in further downward pressure on our gross margins. As a result of these pressures, although we continue to distribute brand products as requested by customers, beginning in 2003 we began to focus our efforts on higher-margin products, including generic and over-the-counter products. As part of this strategy, from time-to- time, we seek to acquire additional complementary higher-margin product lines. However, there can be no assurances that we will be able to maintain or increase revenues and margins in the future. Growth in higher-margin products requires significant marketing and sales efforts, which may not be successful, as well as working capital to capitalize on opportunities to purchase product at reduced prices, which may not be available. Low demand for higher-margin products could prevent us from increasing our sales of these products, and increased competition in higher-margin products could reduce the margins on those products. In addition, the merger integration costs may exceed what is anticipated and we may not achieve the expected synergies related to the merger, both of which may negatively impact our working capital and our opportunities to participate in lower price buying opportunities, which will negatively impact our margins and profitability.

The implementation of our business plan is dependent upon the continued employment of our management team and attracting and retaining qualified pharmacists.

Our success will depend to a large extent on our executive management team, key employees and pharmacists. We historically have not had significant difficulty attracting and retaining needed employees. However, pursuant to the merger agreement between DrugMax and Familymeds, immediately after the merger, we are required to negotiate in good faith new employment agreements with each of Jugal Taneja, William LaGamba, Edgardo Mercadante and Dale Ribaudo. The terms of such new employment agreements must be acceptable to both the employee and our compensation committee. Despite such good faith efforts, however, there is a risk that we may not reach mutually acceptable terms, in which case, with respect to each such officer, we will have the option of terminating such officer’s employment subject to the applicable provisions of his current employment agreement. The loss of any of these individuals, as well as certain other key employees and pharmacists, could have a material adverse effect on our ability to implement our business plan. With the exception of Mr. Mercadante, we do not have “key person” life insurance covering any of our employees. As is generally true in the industry, if any of our senior management or key personnel with an established reputation within the industry were to leave our employment, there can be no assurance that our customers or suppliers who have relationships with such person would not purchase products from such person’s new employer, rather than from us. There is currently a national shortage of pharmacists. As a result, we may not be able to attract and retain an adequate number of pharmacists required in order to maintain our existing level of customer service.

Our business could be adversely affected if relations with any of our significant suppliers are terminated; substantially all of our supplier agreements are terminable at will.

Our ability to purchase pharmaceuticals, or to expand the scope of pharmaceuticals purchased, from a particular supplier is largely dependent upon such supplier’s assessment of our creditworthiness and our ability to resell the products we purchase. We also are dependent upon our suppliers’ continuing need for, and willingness to utilize, our services to help them manage their inventories. Substantially all of our supplier agreements are terminable at will by either party or upon short notice without penalty. Further, many suppliers own exclusive patent rights on the products they manufacture and are the sole manufacturers of certain products. While we believe that if we were to cease to be able to purchase products directly from a supplier, we could secure the same products through other sources, including other wholesalers, there is a risk that the price per product might be more expensive in such an event. As previously discussed, particularly in the area of branded pharmaceuticals, we operate with small profit margins. Our largest suppliers (including wholesale distributors and manufacturers) include AmeriSourceBergen Corp., GlaxoSmithKline Financial, Inc., Eli Lilly & Co., Astra-Zeneca lp, Bristol-

Myers Squibb, 3M Pharmaceuticals, Aventis Pharmaceuticals, Pfizer, Inc., Novartis Pharmaceuticals, JOM Pharmaceutical Services, Merck, Inc., P&G Pharmaceuticals, Amgen, Roche, Purdue Frederick, Schering Corp. and Abbott Labs.

The increase in the number of our authorized preferred stock could impede a change of control that would be beneficial to our stockholders.

In connection with the merger, we increased the number of shares of preferred stock which the board of directors can issue from 2 million to 5 million. When designating and issuing the preferred stock, the board of directors may issue shares with voting, dividend, liquidation, conversion or other rights that could adversely affect the voting power and other rights of our common stockholders. Further, this type of preferred stock makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult. Additionally, if we issue the preferred stock, the market price of common stock may decrease, and voting and other rights may decrease. Currently, we have 17,000 shares of Series A preferred stock outstanding. While the Series A preferred stock does not have voting rights, the holders may from time to time convert the shares into common stock at an initial price of $3.70 per share, which conversion price is subject to antidilution protection. The series A stock has dividend and liquidation rights that are superior to our common stock.

Our disclosure controls and procedures are not adequately effective.

As reported in the DrugMax annual report on Form 10-K for the year ended March 31, 2004 and in the Forms 10-Q for the quarters ended June 30, 2004 and September 30, 2004, the then Chief Executive Officer and Chief Financial Officer of DrugMax concluded that as of June 30, 2004 and September 30, 2004, DrugMax’s disclosure controls and procedures needed improvement and were not adequately effective. Further, the impact of the merger on the combined company’s disclosure controls and procedures cannot be determined at this time. Familymeds was previously a private company and did not previously maintain disclosure controls and procedures designed to ensure that information required to be disclosed to the Securities and Exchange Commission was recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. If appropriate disclosure controls and procedures are not implemented, information required to be disclosed by us after the merger in our financial statements may not be recorded, processed, summarized or reported within the appropriate time periods and may periodically result in a misstatement of the financial statements, and it is possible that such information will not be accumulated and communicated to our management to allow for timely decisions.

Our success is dependent upon entering into and maintaining profitable contracts with health insurers, managed care organizations and pharmacy benefit managers.

We derive a majority of our revenue from health insurers, managed care organizations and pharmacy benefit managers. Our contracts with these organizations enable us to obtain reimbursement on behalf of our customers for the prescription products that they purchase at our pharmacies. However, we do not know if we will be successful in maintaining these contracts. In the past, we have been prevented from participating in certain plans because of the plan’s decision to restrict participation as a cost saving initiative, or because the reimbursement rate offered by the plan was less than our cost of goods sold. If we are unable to maintain existing contracts or obtain additional contracts, our customers may not be able to obtain reimbursement for prescription products purchased at our retail, mail order and online pharmacies, which would decrease the demand for our services and products and impair our ability to retain and expand our customer base. These plans include state Medicaid plans, Express Scripts, PCS, and Paid prescription plans. Under the terms of these agreements, we are required to dispense prescription drugs to customers in return for a contracted reimbursement rate from the individual plan.

Competition in the markets in which we compete is intense and could have a negative effect on our earnings.

We conduct business in competitive markets and expect competition to intensify in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could harm our earnings. Our competitors, many of which have significantly greater financial, technical, marketing and other resources than we do, include:

•	Chain drugstores including CVS, Rite Aid and Walgreen’s;

•	Mass marketers including Target and Wal-Mart;

•	Warehouse clubs including BJ’s, Costco and Sam’s Club;

•	Mail order prescription providers including Express Scripts and Medco;

•	Online drugstores including drugstore.com; and

•	Specialty medication providers including Accredo Health and Priority Healthcare.

In addition, we face competition from online pharmacies outside the United States.

The demand for our services and products is affected by regulatory and other changes in the health care industry.

Our revenues from prescription drug sales may be affected by health care reform initiatives of federal and state governments, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs. The demand for our services and products may also be affected by changes in programs providing for reimbursement for the cost of prescription drugs by third party plans and regulatory changes relating to the approval process for prescription drugs. These initiatives could lead to the enactment of federal and state regulations that may adversely impact our prescription drug sales and, accordingly, our results of operations. Managed care organizations are increasingly challenging the price and cost-effectiveness of medical products and services. While we may be successful in continuing our contracts for insurance reimbursement, the efforts of managed care organizations to contain costs will likely place downward pressures on our gross margins from sales of prescription drugs. We cannot be certain that our products and services will be considered cost effective or that adequate managed care organization reimbursement will be available to enable us to maintain price levels sufficient to realize adequate profit margins on prescription drugs. Our failure to realize and maintain adequate profit margins on prescription drugs would adversely affect our operating results.

Our operations are subject to extensive regulations and failure to comply with those regulations could result in severe penalties and damage to our brand.

We are subject to extensive federal, state and local licensing and registration laws and regulations with respect to our business, including our pharmacy and franchise operations and the pharmacists we employ. Regulations in these areas often involve subjective interpretation and we do not know if our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. While we believe we have satisfied our licensing and registration requirements and continue to actively monitor our compliance with these requirements, we cannot assure you that such monitoring will be adequate to achieve full compliance. Violations of any of these regulations could result in various penalties, including suspension or revocation of our licenses or registrations, and seizure of our inventory or monetary fines, any of which could adversely affect our operations and damage our brand.

We also are subject to requirements under the Controlled Substances Act and Federal Drug Enforcement Agency regulations, as well as state and local laws and regulations related to our pharmacy operations such as registration, security, record keeping and reporting requirements related to the purchase, storage and dispensing of controlled substances, prescription drugs and certain over-the-counter drugs. Under the Food, Drug & Cosmetic Act of 1938, the distribution of adulterated or misbranded homeopathic remedies or other drugs is prohibited. Violations could result in substantial fines and other monetary penalties, seizure of the misbranded or adulterated items, and/or criminal sanctions. We also are required to comply with the Dietary Supplement Health and Education Act when selling dietary supplements and vitamins.

In addition, our pharmacy compounding services are subject to Food and Drug Administration regulation. The Food and Drug Administration also regulates drug advertising and promotion, including direct-to-patient advertising, done by or on behalf of manufacturers and marketers. If we expand our product and service offerings, more of our products and services will likely be subject to Food and Drug Administration regulation. Failure to comply with these regulations could result in significant penalties which may be material. We also are subject to federal statutes and state legislation that prohibit the offer, payment, solicitation, or receipt of any remuneration directly or indirectly in exchange for, or intended to induce, the referral of patients or the sale or purchase of services and supplies covered by certain governmental programs (Anti-Kickback Laws). We also are subject to the Ethics in Patient Referrals Act of 1989, commonly referred to as “Stark Law,” which prohibits the billing of federally-funded health care programs for certain health care services provided by entities with which the referring physician has certain financial arrangements. Violations of these laws are punishable by civil sanctions, including significant monetary penalties and exclusion from participation in the Medicare and Medicaid programs, and criminal sanctions in the case of the Anti-Kickback Law. Due to the breadth and complexity of these laws, there can be no assurance that we, any of our personnel, or any of our significant customers or business partners, will not become subject to sanctions that could have a material adverse effect on our business, financial condition and results of operations. Additionally, the sanctioning or exclusion of a manufacturer or recipient of our products or services, even for activities unrelated to us, could also have a material adverse effect on our business, financial condition and results of operations.

Pursuant to the Omnibus Budget and Reconciliation Act of 1990 and similar state and local laws and regulations, our pharmacists are required to offer counseling to our customers about medication, dosage, delivery systems, common side effects, adverse effects or interactions and therapeutic contraindications, proper storage, prescription refill and other information deemed significant by our pharmacists. In the event that our pharmacists or our mail order and online pharmacies provide erroneous or misleading information to our customers, we may be subject to liability or negative publicity that could have an adverse impact on our business. Although we carry general, professional and product liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

The Health Insurance Portability and Accountability Act of 1996, and regulations promulgated thereunder (collectively “HIPAA”), require health care providers like us to comply with specified standards for electronic billing and other transactions and to adopt and comply with policies and procedures to protect the security and privacy of an individual’s protected health information consistent with HIPAA requirements, and prohibit the use or dissemination of an individual’s protected health information without the individual’s consent. There are significant civil monetary and criminal penalties for failure to comply.

Although we do not offer franchises for sale at this time, in the case of renewing franchisees, we are subject to the disclosure requirements of the Federal Trade Commission and may be subject to pre-sale disclosure requirements and registration requirements of various state laws regulating the offer and sale of franchises. In addition, with respect to our existing franchisees, we also may be subject to certain state laws regulating the franchisor-franchisee relationship. Failure to comply with these regulations could result in substantial financial penalties. As of December 30, 2004, we held franchise agreements for eight stores and are not materially dependent on these agreements.

We also are subject to laws governing our relationship with employees, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect our results of operations. Other legislation being considered at the federal and state level could affect our business including state legislation related to the regulation of nonresident pharmacies. While we believe we are currently in material compliance with the state and federal laws and regulations governing our business, any violation of such laws or regulations could reduce our revenues and profitability and otherwise adversely effect our operating results.

Risks Related To Our Common Stock

There are a large number of shares underlying our outstanding convertible preferred stock and warrants that may be available for future sale; the sale of these shares may depress the market price of our common stock.

As of December 20, 2004, we had 19,336,068 shares of common stock issued and outstanding, series A convertible preferred stock that is convertible into 4,594,591 shares of common stock and outstanding options and warrants to purchase 6,625,306 shares of common stock. In addition to the shares to which this prospectus relates, as discussed under Recent Developments on page 1 of this registration statement, we are obligated to register the resale of up to 4,594,591 shares of common stock issuable upon conversion of our outstanding preferred stock, 1,177,052 shares of common stock issuable in payment of dividends on our outstanding preferred stock and 1,378,374 shares of common stock issuable upon exercise of outstanding warrants issued in connection with the sale of our outstanding preferred stock. All of those shares of common stock will become freely trading upon the effective date of the prospectus related to those shares and may be sold at that time without restriction. The sale of those shares, as well as the sale of the shares covered by this registration statement, may adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our business or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements include, in particular, statements about our plans, strategies, prospects, changes and trends in our business and the markets in which we operate as described in this prospectus, the documents incorporated herein by reference and any supplement to this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions.

Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section of this prospectus entitled “Risk Factors” as well as in other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled “Risk Factors” in any supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in other documents that we subsequently incorporate by reference in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

We caution the reader that the risk factors contained in or incorporated into this prospectus may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. In addition, management’s estimates of future operating results are based on our current business, which is constantly subject to change.

OTHER INFORMATION

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

SELLING SECURITY HOLDERS

The selling stockholders acquired 1,000,000 shares, in the aggregate, of our common stock in a private placement on March 17, 2004, at a price of $3.21 per share. The aggregate purchase price for these shares of common stock was $3,210,000. The closing bid price for the shares of our common stock on March 16, 2004, the last trading day immediately preceding the closing of the private placement, was $5.09.

Maxim Group LLC acted as placement agent in connection with the private placement, and as compensation for its services, we paid Maxim Group LLC $256,800 and reimbursed it for $10,000 of expenses and fees incurred, and additionally, we paid approximately $100,000 in other expenses in connection with the private placement.

In connection with the private placement, we entered into a subscription agreement with each selling stockholder. These subscription agreements require us to file a registration statement covering the resale of all of the shares of common stock issued to the selling stockholders in the private placement. We have filed the registration statement of which this prospectus is a part to register the resale of the shares issued to the selling stockholders in the private placement in compliance with the foregoing subscription agreements.

We are required to keep the registration effective until the later of the date (i) the selling stockholders have distributed all of the shares subject to this prospectus and (ii) the selling stockholders’ common stock becomes eligible for sale pursuant to Rule 144 under the Securities Act of 1933. We have agreed to pay all registration expenses in connection with the registration. However, the selling stockholders are required to pay all selling expenses relating to the sale of their shares of DrugMax common stock.

Ownership Table

The table below sets forth other information regarding the beneficial ownership of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of December 17, 2004. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this Prospectus, from time to time, to update the disclosures set forth in the following table. Because the selling stockholders identified in the table may sell some or all of the shares owned by them which are included in this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. Therefore, we have assumed for the purposes of the following table that the selling stockholders will sell all of the shares owned beneficially by them, which are covered by this Prospectus, but will not sell any other shares of our common stock, if any, that they presently own.

NAME OF SELLING SECURITY HOLDER (1)	NUMBER SHARES BENEFICIALLY OWNED BEFORE OFFERING	MAXIMUM NUMBER OF SHARES TO BE SOLD PURSUANT TO THIS OFFERING	NUMBER OF SHARES OWNED AFTER OFFERING
Grossman Family Trust	31,153	31,153	0
Gerald W. Shike	31,153	31,153	0
Wayne Saker	15,576	15,576	0
Donald Asher Family Trust dated 7/11/01	31,153	31,153	0
Heritage Bank & Trust	165,000	165,000	0
Visana Versicherungen AG	250,000	250,000	0
Sujata Sachdeva	15,576	15,576	0
Judith Barclay	77,882	77,882	0
David L. Sparks	44,334	44,334	0
Thaddeus J. Derynda	31,153	31,153	0
Paragon Pkg. Inc.	31,153	31,153	0
Hare & Co. Nominee for Vereins-Und Westbank	50,000	50,000	0
Rajoo B. Sharma	15,576	15,576	0
John Viney	15,576	15,576	0
Bart Halpern Inc. Defined Benefit Pension Plan	31,153	31,153	0
The Russell Family Investments LP	37,383	37,383	0
Todd Hill Trust	10,280	10,280	0
Michelle Jaigobind	13,181	13,181	0
Prem C. Chatpar	31,153	31,153	0
Leo Long	24,836	24,836	0
Jerold and Lilli Weinger	46,729	46,729	0

(1)	The selling stockholders purchased the shares being offered under this prospectus in the ordinary course of business, and at the time of the purchase, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus.

The selling stockholders may sell all or a portion of the common stock offered under this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this Prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that there are no agreements or understandings, directly or indirectly, with any person to distribute the common stock.

LEGAL MATTERS

Shumaker, Loop & Kendrick, LLP will review the validity of the common stock offered by this prospectus. Shumaker, Loop & Kendrick, LLP is located at 101 E. Kennedy Blvd., Suite 2800, Tampa, Florida 33602.

EXPERTS

The consolidated financial statements and the related financial statement schedule of DrugMax and its subsidiaries as of March 31, 2003 and 2004, and for the years ended March 31, 2003 and 2004, incorporated in this prospectus by reference from DrugMax’s Annual Report on Form 10-K and Form 10-K/A for the year ended

March 31, 2004, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related consolidated financial statement schedule of DrugMax, Inc. and subsidiaries for the year ended March 31, 2002, incorporated in this prospectus by reference from DrugMax, Inc.’s Annual Report on Form 10-K and Form 10-K/A for the year ended March 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Familymeds Group, Inc. and its subsidiaries as of December 27, 2003 and December 28, 2002 and for the years then ended, incorporated by reference from DrugMax, Inc.’s definitive proxy statement on Schedule 14A filed on October 12, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to: (i) the change in method of accounting for negative goodwill, goodwill and other intangible assets to conform to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”, (ii) the application of procedures relating to certain disclosures of consolidated financial statement amounts related to the December 29, 2001 consolidated financial statements that were audited by other auditors who have ceased operations and (iii) uncertainty related to Familymeds Group, Inc.’s ability to continue as a going concern), which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arthur Andersen LLP, which audited the financial statements of Familymeds Group, Inc. for the year ended December 29, 2001, was convicted on June 15, 2002 of federal obstruction of justice charges arising from the government’s investigation of Enron Corp. At the time of Arthur Andersen LLP’s conviction, it ceased accounting and auditing operations, and the Board of Directors and the Audit Committee of Familymeds Group, Inc. declined to retain Arthur Andersen LLP to provide further services. At that time, there were no disagreements on the part of Arthur Andersen LLP with Familymeds Group, Inc., and the report of Arthur Andersen LLP concerning the above financial statements of Familymeds Group, Inc. contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles other than the modification with respect to uncertainty related to Familymeds Group, Inc.’s ability to continue as a going concern. Because Arthur Andersen LLP ceased accounting and auditing operations in 2002, Familymeds Group, Inc. has not obtained, as contemplated by the Securities and Exchange Commission’s regulations, a letter from Arthur Andersen LLP confirming the above statements.

Arthur Andersen LLP has not consented to the incorporation of its report on the consolidated financial statements of Familymeds Group, Inc. for the year ended December 29, 2001 in this prospectus. We have dispensed with the requirement to file its consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference if its report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) DrugMax, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the Commission on July 14, 2004, and amended on Form 10-K/A, filed with the Commission on October 1, 2004;

(2) DrugMax, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the Commission on August 12, 2004, and amended on Form 10-Q/A, filed with the Commission on October 1, 2004;

(3) DrugMax, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, filed with the Commission on November 12, 2004;

(4) The consolidated financial statements of Familymeds Group, Inc. and subsidiaries as of December 27, 2003 and December 28, 2002 and for the years ended December 27, 2003, December 28, 2002 and December 29, 2001 contained in DrugMax’s definitive proxy statement on Schedule 14A filed on October 12, 2004;

(5) Familymeds Group, Inc.’s unaudited condensed consolidated financial statements as of September 25, 2004 and for the nine months ended September 25, 2004 and September 27, 2003 contained in DrugMax’s Form 8-K/A filed on January 4, 2005;

(6) The pro forma unaudited condensed consolidated balance sheet at September 25, 2004 for Familymeds Group, Inc. and September 30, 2004 for DrugMax, Inc., and the pro forma unaudited condensed consolidated statements of operations for the six months ended September 25, 2004 for Familymeds Group, Inc. and for the six months ended September 30, 2004 for DrugMax, Inc. contained in DrugMax’s Form 8-K/A filed on January 4, 2005;

(7) The pro forma unaudited condensed consolidated statement of operations for the twelve months ended March 27, 2004 for Familymeds Group, Inc. and for the year ended March 31, 2004 for DrugMax, Inc. contained in DrugMax’s definitive proxy statement on Schedule 14A filed on October 12, 2004;

(8) the description of our shares contained in our Registration Statement on Form SB-2, filed November 1, 2000, File No. 0-24362; and

(9) all other reports we filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2004.

The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission’s Web site at www.sec.gov. You may also read and copy our annual and quarterly reports from our website at www.drugmax.com.

Our common stock is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning DrugMax that we file with Nasdaq can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.drugmax.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

DrugMax, Inc.

312 Farmington Avenue

Farmington, CT 06032-1968

(860) 676-1222

Attn: Allison D. Kiene, Vice President and General Counsel

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to DrugMax. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, all of which are payable by DrugMax (the “Registrant”), in connection with the sale of the common stock being offered by the selling stockholders.

SEC registration fee	$543.54
Legal fees and expenses	$62,580.48
Accounting fees and expenses	$10,000.00
Printing expenses	$4,153.00
Miscellaneous	$0

Total	$77,277.02

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada General Corporation Law provides that:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to Section 78.138 of the Nevada General Corporation Law; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to Section 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.138 of the Nevada General Corporation Law provides, in part, that:

1. Directors and officers shall exercise their powers in good faith and with a view to the interests of the corporation.; and

2. A director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Further, DrugMax’s amended and restated articles of incorporation limit the personal liability for a breach of duty as a director of each member on its board of directors to DrugMax and its stockholders to the amount of compensation, if any, received by the director for serving DrugMax as a director during the year in which the breach of duty occurred. Further, the amended and restated articles of incorporation provide for mandatory indemnification by DrugMax of its directors and officers and permissive indemnification of its employees and agents.

DrugMax maintains directors’ and officers’ liability insurance for all its directors and officers. Further, DrugMax may enter into indemnification agreements with its directors and executive officers.

ITEM 16.	EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1	Form of Subscription Agreement dated as of March 17, 2004, between DrugMax and each of the selling stockholders.(1)

5.1	Opinion of Shumaker, Loop & Kendrick, LLP with respect to the validity of the securities being offered.

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on the signature page of this registration statement).

(1)	Incorporated herein by reference to DrugMax’s Registration Statement on Form S-3, filed May 3, 2004, File Number 333-115113.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Farmington, Connecticut on January 3, 2005.

DRUGMAX, INC.

By:	/s/ EDGARDO MERCADANTE
Name: Edgardo Mercadante Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Edgardo Mercadante and Dale Ribaudo, or either of them, each acting alone, such person’s true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person’s name and capacity indicated below, in connection with this Registrant’s registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys-in-fact to any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Name	Title	Date

/s/ EDGARDO MERCADANTE Edgardo Mercadante	Co-Chairman of the Board, Chief Executive Officer and Director	January 3, 2005

/s/ DALE RIBAUDO Dale Ribaudo	Chief Financial Officer (Principal Financial Accounting Officer)	January 3, 2005

/s/ JUGAL K. TANEJA Jugal K. Taneja	Co-Chairman of the Board and Director	January 3, 2005

/s/ LAURA WITT Laura Witt	Director	January 3, 2005

/s/ PHILIP GERBINO Philip Gerbino	Director	January 3, 2005

Peter Grua	Director	January 3, 2005

/s/ RAKESH K. SHARMA Rakesh K. Sharma	Director	January 3, 2005

Mark Majeske	Director	January 3, 2005

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

5.1	Opinion of Shumaker, Loop & Kendrick, LLP with respect to the validity of the securities being offered.

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on the signature page of this registration statement).